Exhibit 5.1

July 16, 2026

Sunoco LP

8111 Westchester Drive, Suite 400

Dallas, Texas 75225

Ladies and Gentlemen:

We have acted as counsel for Sunoco LP, a Texas limited partnership (the “Company”), as successor to Sunoco LP, a Delaware limited partnership (the “Delaware Partnership”), in connection with the Post-Effective Amendments to the following registration statements on Form S-8 previously filed with the Securities and Exchange Commission by the Delaware Partnership (collectively, the “Registration Statements”): (i) File No. 333-184035, and (ii) File No. 333-228708 under the Securities Act of 1933, as amended (the “Act”). The Registration Statements relate to the registration under the Act of the Company’s common units (the “Units”), issuable in respect of awards under the Incentive Plans (as defined below).

On July 6, 2026, the Company changed its state of domicile from the State of Delaware to the State of Texas pursuant to a Plan of Conversion (the “Redomiciliation”). As part of the Redomiciliation, all compensation or benefit plans of the Delaware Partnership in effect immediately prior to the Redomiciliation continue to be compensation or benefit plans of the Company following the Redomiciliation, including each of the following equity-based incentive plans: (i) the Sunoco LP 2012 Long Term Incentive Plan and (ii) the Sunoco LP 2018 Long-Term Incentive Plan (collectively, including any schedules or appendices thereto, as amended from time to time, the “Incentive Plans”). Additionally, each equity-based award relating to the common units of the Delaware Partnership granted by the Delaware Partnership pursuant to the Incentive Plans (collectively, the “Delaware Partnership Incentive Awards”) that was outstanding immediately prior to the Redomiciliation converted to an equivalent award of the Company (collectively, the “Company Incentive Awards”) pursuant to the Incentive Plans. The Company Incentive Awards are subject to substantially the same terms and conditions as the Delaware Partnership Incentive Awards.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statements, (ii) certain resolutions adopted by the board of directors of the Company, (iii) the Incentive Plans, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Vinson & Elkins LLP Attorneys at Law	Texas Tower, 845 Texas Avenue, Suite 4700
Austin Brussels Dallas Denver Dubai Dublin Houston London	Houston, TX 77002
Los Angeles New York Richmond San Francisco Tokyo Washington	Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

Sunoco LP July 16, 2026 Page 2

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete, and (vii) that the Units will be issued in accordance with the terms of the Incentive Plans.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Units have been duly authorized and, when the Units are issued by the Company in accordance with the terms of the Incentive Plans and the instruments executed pursuant to the Incentive Plans, as applicable, that govern the awards to which any Units relate, the Units will be validly issued and, under the Texas Business Organizations Code (the “TBOC”), the holders of such Units will have no obligation to make further payments for ownership of such Units or contributions to the Company solely by reason of their ownership of Units or their status as limited partners of the Company, and no personal liability for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Company.

This opinion is limited in all respects to the TBOC. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

This opinion letter may be filed as an exhibit to the Registration Statements. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Vinson & Elkins L.L.P. Vinson & Elkins L.L.P.